Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Pat O’Connor Marketing Communications Specialist A4S Security, Inc. (970) 461-0071

A4S Security, Inc. Announces Shiftwatch® Product Development Updates

        Loveland, CO — October 11, 2005— A4S Security, Inc. (NASDAQ: SWAT and ArcaEx: SWAT) announced today that its next generation of the ShiftWatch® Transportation Video Surveillance (TVS) system is expected to be released from development and testing to the market in the fourth quarter of 2005. This upgrade from the current version is also anticipated to be physically more compact and provide customer requested significant software enhancements. A4S engaged its development team to produce enhancements to its core product currently in use, following customer feed back and in-depth testing. A4S determined that improvements were needed to its core product to attempt to achieve the company’s goal of zero defects and zero downtime. The newest version of the product, currently in initial beta testing, is expected to provide for consistent stable operation in varying environmental and hostile situations and resolve problematic issues noted in prior versions when software modifications to enhance our add-on product features were made to prior versions.

        A4S Security, Inc. develops and markets the ShiftWatch® product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The company’s full motion, high resolution video system utilizes patent pending video streaming technology and GPS synchronization capabilities to provide agencies with data security and reliability. The company’s open, standards based architecture, facilitates interoperability, easing management of the information and communication complexities and leveraging customers’ investment in the future.

        Editor’s Note: For additional information about A4S Security and ShiftWatch (NASDAQ: SWAT and ArcaEx: SWAT) solutions, call 1-888-825-0247 or visit www.shiftwatch.com.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company’s products, technological developments and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.